Exhibit 99.1

NUVERRA 401(k) PLAN

FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE

FROM INCEPTION TO DECEMBER 31, 2013

NUVERRA 401(k) PLAN

Report of Independent Registered Public Accounting Firm

Employee Benefits Administrative Committee

Nuverra 401(k) Plan

Scottsdale, Arizona

We have audited the accompanying statement of net assets available for benefits of the Nuverra 401(k) Plan (the Plan) as of December 31, 2013, and the related statement of changes in net assets available for benefits for the period from inception (August 1, 2013) to December 31, 2013. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of Nuverra 401(k) Plan as of December 31, 2013, and the changes in net assets available for benefits for the period from inception (August 1, 2013) to December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) is presented for purposes of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is presented fairly, in all material respects, in relation to the basic financial statements taken as a whole.

/s/ CliftonLarsonAllen LLP

Phoenix, Arizona

June 26, 2014

(1)

NUVERRA 401(K) PLAN

STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2013

ASSETS

INVESTMENTS (at Fair Value)
Collective Fund	$709,420
Mutual Funds	15,954,642
Equities	424,039

Total Investments	17,088,101

RECEIVABLES
Company Match Contributions	938,794
Notes Receivable from Participants	679,332

Total Receivables	1,618,126

Total Assets	18,706,227

LIABILITIES

PAYABLES
Administrative Expenses Payable	16,868
Excess Contributions Payable	20,201

Total Liabilities	37,069

NET ASSETS REFLECTING INVESTMENTS AT FAIR VALUE	18,669,158

Adjustment from Fair Value to Contract Value for Fully Benefit-Responsive Investment Contracts	(5,630)

NET ASSETS AVAILABLE FOR BENEFITS	$18,663,528

(2)

NUVERRA 401(K) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FROM INCEPTION TO DECEMBER 31, 2013

ADDITIONS TO NET ASSETS ATTRIBUTED TO:

INVESTMENT INCOME
Net Appreciation in Fair Value of Investments	$760,637
Interest and Dividends	267,397

Total Investment Income	1,028,034

INTEREST INCOME ON NOTES RECEIVABLE FROM PARTICIPANTS	7,020

CONTRIBUTIONS
Employee 401(k) Deferral	2,459,354
Employee Roth Deferral	26,763
Company Match	940,897

Total Contributions	3,427,014

Total Additions	4,462,068

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:

BENEFITS PAID TO PARTICIPANTS	846,923

EXCESS CONTRIBUTIONS PAYABLE	20,201

ADMINISTRATIVE EXPENSES	31,672

Total Deductions	898,796

NET INCREASE PRIOR TO TRANSFER	3,563,272
TRANSFER FROM OTHER PLAN	15,100,256

NET INCREASE	18,663,528

NET ASSETS AVAILABLE FOR BENEFITS:

Beginning of Period	—

End of Period	$18,663,528

(3)

NUVERRA 401(K) PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 1	DESCRIPTION OF PLAN

The following description of the Nuverra 401(k) Plan (the “Plan”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan that was established on August 1, 2013 to provide benefits to eligible employees. The Plan is subject to the Employee Retirement Income Security Act of 1974 (ERISA). The Employee Benefits Administrative Committee is responsible for the oversight of the Plan.

Eligibility

Any employee who is at least eighteen years old shall be eligible to participate in the salary deferral arrangement in the Plan following completion of sixty days of service. Employees enter the Plan on the first day of the month following the completion of the eligibility requirement. Employees who were eighteen years old and employed on August 1, 2013 were automatically eligible to participate in the Plan.

Contributions

The Plan includes a salary deferral arrangement allowed under Section 401(k) of the Internal Revenue Code (IRC). Eligible participants are permitted to elect to have a percentage of their compensation contributed as pre-tax 401(k) or Roth contributions to the Plan. The Plan includes an auto-enrollment provision whereby all newly eligible employees are automatically enrolled in the Plan unless they affirmatively elect not to participate in the Plan. Automatically enrolled participants have their deferral rate set at 3% of eligible compensation, and their contributions invested in the designated default fund until changed by the participant. Participants who have attained age 50 before the end of the Plan year are eligible to make catch-up contributions.

Nuverra Environmental Solutions, Inc. (“the Company”) may, at its discretion, elect to make a qualified matching contribution to the Plan. For the five months ended December 31, 2013, the Company’s matching contribution was 100% of the first 3% of employee contributions and 50% of the next 2% of the employee contribution.

Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans (rollover). Participants direct the investment of contributions into various investment options offered by the Plan. Contributions are subject to certain Internal Revenue Service (IRS) limitations.

(4)

NUVERRA 401(K) PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 1	DESCRIPTION OF PLAN (CONTINUED)

Participant Accounts

Each participant’s account is credited with the participant’s contributions, the Company’s matching contribution, and earnings or losses on the participant’s investments in the Plan. Participant accounts are charged with an allocation of administrative expenses that are paid by the Plan. Allocations are based on participant earnings or account balances, or participant transactions, as defined. The benefit to which a participant is entitled is the benefit that can be provided by the participant’s vested account.

Vesting

Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in the Company matching contribution portion of their accounts, plus actual earnings thereon, is based on years of credited service. A participant is 100% vested after three years of credited service. Notwithstanding the above, a participant is fully vested upon reaching normal retirement age, death, or permanent disability.

Notes Receivable from Participants

Participants may borrow from their fund accounts a minimum of $500 up to a maximum equal to the lesser of $50,000 or 50% of their vested account balance. The notes are secured by the balance in the participant’s account and bear interest at a rate commensurate with local prevailing rates as determined quarterly by the Plan administrator. Principal and interest is paid ratably through payroll deductions.

Benefit Payments

Upon termination of service, death, disability, or retirement, a participant may elect to receive the value of the vested interest in his or her account in the form of a lump sum distribution. The Plan allows for in-service distributions if a participant reaches age 65 and hardship distributions subject to Plan provisions. If a participant terminates employment and the participant’s account balance does not exceed $1,000, the Plan administrator will authorize the benefit payment without the participant’s consent.

Forfeited Accounts

Forfeited non-vested accounts are first used to reduce administrative expenses and then are used to reduce future Company contributions. Forfeited non-vested accounts as of December 31, 2013 totaled $381,729. There were $25,275 and $665,569 of forfeitures used to pay administrative expenses (including accrued expenses) and employer contributions (including contributions receivable), respectively, for the five months ended December 31, 2013.

Diversification

Diversification is offered to participants so that they may have the opportunity to move the value of their investment in the Company’s stock into investments which are more diversified. Participants are entitled to make an election to diversify up to 100% of the value of the Company’s stock in their account.

(5)

NUVERRA 401(K) PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The financial statements of the Plan are prepared on the accrual basis of accounting.

Investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The statement of net assets available for benefits presents the fair value of the investment contract as well as the adjustment of the fully benefit-responsive investment contract from fair value to contract value. The statement of changes in net assets available for benefits is prepared using the contract value basis for fully benefit-responsive investment contracts.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Investment Valuation and Income Recognition

The Plan’s investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Plan’s Investment Committee determines the Plan’s valuation policies utilizing information provided by the investment advisers, custodians, and insurance company. See Note 4 for discussion of fair value measurements.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan’s gains and losses on investments bought and sold as well as held during the year.

Notes Receivable from Participants

Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Interest income is recorded on the accrual basis. Related fees are recorded as administrative expenses and are expensed when they are incurred. No allowance for credit losses has been recorded as of December 31, 2013. If a participant ceases to make note repayments and the Plan administrator deems the participant note to be in default, the participant note balance is reduced and a benefit payment is recorded.

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NUVERRA 401(K) PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Benefit Payments

Benefits are recorded when paid.

Administrative Expenses

Certain expenses of maintaining the Plan are paid directly by the Company and are excluded from these financial statements. Fees related to the administration of notes receivable from participants and benefit payments are charged directly to the participant’s account and are included in administrative expense. Investment-related expenses are included in net appreciation of fair value of investments.

Subsequent Events

The Plan Administrator has evaluated other events and transactions occurring after the date of the statement of net assets through the date the financial statements were issued, and noted no other events that were subject to recognition or disclosure.

NOTE 3	INVESTMENTS

The following presents investments that represent 5% or more of the Plan’s net assets as of December 31, 2013:

Vanguard Target Retirement 2020	$5,211,507
Vanguard Target Retirement 2030	5,161,668
Vanguard Target Retirement 2040	2,682,374
Vanguard Target Retirement 2050	1,690,703

During 2013, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated as follows:

Collective Fund	$5,502
Mutual Funds	727,808
Equities	27,327

Total Net Appreciation in Fair Value of Investments	$760,637

NOTE 4	FAIR VALUE OF INVESTMENTS

Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820, Fair Value Measurements and Disclosures, provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described as follows:

Level 1: Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

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NUVERRA 401(K) PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 4	FAIR VALUE OF INVESTMENTS (CONTINUED)

Level 2: Inputs to the valuation methodology include:

•	quoted prices for similar assets or liabilities in active markets;

•	quoted prices for identical or similar assets or liabilities in inactive markets;

•	inputs other than quoted prices that are observable for the asset or liability;

•	inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3: Inputs to the valuation methodology are unobservable and significant to the fair market value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques maximize the use of relevant observable inputs and minimize the use of unobservable inputs.

Following is a description of the valuation methodologies used for assets measured at fair value.

Mutual Funds: Valued at the daily closing price as reported by the fund. Mutual funds held by the Plan are open-end mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily net asset value (NAV and to transact at that price). The mutual funds held by the Plan are deemed to be actively traded.

Collective Fund: Valued at the net asset value (NAV) of units of a bank collective trust. The NAV, as provided by the trustee, is used as a practical expedient to estimate fair value. The NAV is based on the fair value of the underlying investments held by the fund less its liabilities. This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different than the reported NAV. Participant transactions (purchased and sales) may occur daily. Were the Plan to initiate a full redemption of the collective trust, the investment advisor reserves the right to temporarily delay withdrawal from the trust in order to ensure that securities liquidations will be carried out in an orderly business manner.

Company Common Stock Funds: Unitized employer stock funds which allow participants the benefits of being invested in Company common stock while allowing for daily trading, similar to a mutual fund. The fund is comprised of the underlying Company stock and a short-term cash component. The short-term cash component provides liquidity for daily trading. The value of a unit reflects the combined fair value of the underlying stock and fair value of the short-term cash position. The fair value of the common stock portion of the fund is based on the closing price as of the last day of the year of the stock on its primary exchange times the number of shares held in the fund. After determining the fair value of the stock portion of the fund, the fair value of the cash position, accrued dividends, expenses and/or other liabilities are calculated and the total (i.e. shareholder equity) is divided by the number of outstanding units. This is the daily net asset value (NAV).

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NUVERRA 401(K) PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 4	FAIR VALUE OF INVESTMENTS (CONTINUED)

The following tables set forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2013:

	Level 1	Level 2	Level 3	Total
Collective Fund:
Preservation Fund	$—	$709,420	$—	$709,420
Mutual Funds:
Target Date Funds	15,163,804			15,163,804
Fixed Funds	74,795	—	—	74,795
Growth Funds	237,747	—	—	237,747
Index Funds	115,344	—	—	115,344
International Funds	74,853	—	—	74,853
Value Funds	288,099	—	—	288,099

Total Mutual Funds	15,954,642	—	—	15,954,642
Common Stock:
Nuverra Environmental Solutions	424,039	—	—	424,039

Total Investments at Fair Value	$16,378,681	$709,420	$—	$17,088,101

The following tables set forth additional disclosures for the fair value measurement of investments in certain entities that calculate net asset value per share (or its equivalent) as of December 31, 2013:

	Fair Value	Unfunded	Redemption	Redemption
Investment Type	2013	Commitments	Frequency	Notice Period
Collective Fund:
Preservation Fund	$709,420	$—	Daily	Daily

The collective fund’s (the “Fund”) objective is to maintain safety of principal while obtaining a consistent, low volatility return superior to other high quality alternatives over a full interest rate cycle. To achieve this, the Fund actively manages a diversified portfolio of investment contracts, and the associated portfolio of the underlying assets. However, there is no assurance that this objective can be achieved. All investment contract issuers and securities utilized by the Fund must be rated investment grade by one of the Nationally Recognized Statistical Rating Organizations at the time of purchase.

NOTE 5	RISKS AND UNCERTAINTIES

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of the investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.

(9)

NUVERRA 401(K) PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 6	PLAN TERMINATION

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, the participants would become 100% vested in their Company contributions.

NOTE 7	PLAN TAX STATUS

The Plan is placing reliance on an opinion letter dated March 31, 2008 received from the IRS on the prototype plan indicating that the Plan is qualified under Section 401 of the IRC and is therefore not subject to tax under current income tax law. The prototype Plan has been amended since receiving the opinion letter. However, the Plan administrator believes that the Plan is designed, and is currently being operated, in compliance with the applicable requirements of the IRC and, therefore, believes that the Plan is qualified, and the related trust is tax-exempt.

Accounting principles generally accepted in the United States of America require Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the organization has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

NOTE 8	PARTY-IN-INTEREST TRANSACTIONS

The plan investments are managed by Wells Fargo and include investments in Company common stock. Wells Fargo is the trustee as defined by the Plan and, therefore, the investment transactions qualify as party-in-interest transactions. Fees incurred by the Plan for the investment management services are included in net appreciation in fair value of the investment, as they are paid through revenue sharing, rather than a direct payment. The Plan sponsor pays directly any other fees related to the Plan’s operations. The quarterly administrative fees to maintain the Plan are paid to Wells Fargo through forfeitures.

NOTE 9	TRANSFER OF ASSETS INTO THE PLAN

The $15,100,256 of assets transferred into the Plan represents assets previously held in the Badlands Power Fuels LLC 401(k) Plan. In July of 2013, the Badlands Power Fuels LLC 401(k) Plan resolved to merge with and into the Plan. This change was effective as of August 1, 2013.

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NUVERRA 401(K) PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 10	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The differences between the information reported in the financial statements and the information reported on the Form 5500 arise primarily from presenting the financial statements on the accrual basis of accounting and Form 5500 on the cash basis.

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2013:

Net Assets Available for Benefits per the Financial Statements	$18,663,528
Add: Administrative Expenses Payable at 12/31/13	16,868
Add: Excess Contributions Payable at 12/31/13	20,201
Less: Employer Match Receviable from Participants at 12/31/13	(938,794)
Less: Deemed distributions at 12/31/13 Not Yet Offset	(7,553)

Net Assets Available for Benefits per the the Form 5500	$17,754,250

The following is a reconciliation of employee contributions per the financial statements to the Form 5500 from inception to December 31, 2013:

Net Increase per the Financial Statements	$3,563,272
Add: Administrative Expenses Payable at 12/31/13	16,868
Add: Excess Contributions Payable at 12/31/13	20,201
Add: Other Differences	513
Less: Employer Receviable at 12/31/13	(938,794)
Less: Deemed distributions at 12/31/13 Not Yet Offset	(7,553)

Net Increase per Form 5500	$2,654,507

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NUVERRA 401(K) PLAN

SCHEDULE H, LINE 4(i) – SCHEDULE OF ASSETS (HELD AT END OF YEAR)

DECEMBER 31, 2013

(a)	(b)	(c)	(d)	(e)
	Identity of Issue, Borrower, Lessor or Similar Party	Description of Investment	Cost **	Current Value
		Collective Fund:
*	Wells Fargo	Stable Return Fund N (at Contract Value)		$703,790

		Mutual Funds:
	Vanguard	Target Retirement 2020		5,211,507
	Vanguard	Target Retirement 2030		5,161,668
	Vanguard	Target Retirement 2040		2,682,374
	Vanguard	Target Retirement 2050		1,690,703
	Vanguard	Target Retirement 2010		417,552
	T. Rowe Price	Blue Chip Growth		153,654
	JP Morgan	Mid Cap Value (Instl)		102,447
	Goldman Sachs	Small Cap Value		96,098
	John Hancock	Disciplined Value R5		89,554
	Metropolitan West	Total Return Bond I		74,795
	Harbor	International/Inst		74,853
	Artisan	Small Cap Fund		53,675
	Vanguard	Mid-Cap Index/Signal		41,303
	Vanguard	Small Cap Index/Signal		41,617
	Janus	Enterprise Fund Class I		30,418
	Vanguard	500 Index Fund/Signal		23,601
	Vanguard	Total Intl Stock Index Signal		4,997
	Vanguard	Target Retirement Income		3,826

		Total Mutual Funds		15,954,642

		Common Stock:
*		Nuverra Environmental Solutions, Inc.		424,039

*	Participants	Participant Loans Rates at 3.25%		679,332

				$17,761,803

*	Indicates Party-in-Interest
**	Cost omitted for participant-directed accounts

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